                                                               EXHIBIT 99.(A)(1)

                             [LOGO OF GBC BANCORP]

                          OFFER TO PURCHASE FOR CASH
                  UP TO 2,000,000 SHARES OF ITS COMMON STOCK
                  AT A PURCHASE PRICE NOT GREATER THAN $22.00
                        NOR LESS THAN $18.00 PER SHARE


    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M.,
     NEW YORK CITY TIME, ON WEDNESDAY, JULY 14, 1999, UNLESS THE OFFER IS
                                   EXTENDED.


  GBC Bancorp, a California corporation (the "Company"), hereby invites its shareholders to tender shares of its common stock, no par value (the "Shares"), to the Company at prices, net to the seller in cash, not greater than $22.00 nor less than $18.00 per Share, specified by such shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single per Share price (not greater than $22.00 nor less than $18.00 per Share) (the "Purchase Price") that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price which will allow it to buy 2,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $22.00 nor less than $18.00 per Share) pursuant to the Offer. All Shares validly tendered at prices at or below the Purchase Price will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms hereof.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER SUCH SHARES.

  THE COMPANY HAS BEEN ADVISED THAT TWO OF ITS EXECUTIVE OFFICERS INTEND TO TENDER UP TO AN AGGREGATE OF 9,800 SHARES PURSUANT TO THE OFFER.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

                     The Dealer Manager for the Offer is:

                         [LOGO OF CIBC WORLD MARKETS]

                           CIBC WORLD MARKETS CORP.
                          One World Financial Center
                              New York, NY 10281
                                (212) 667-7000

June 16, 1999

                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary, IBJ Whitehall Bank & Trust Company, and either mail or deliver the stock certificates for such Shares to the Depositary or follow the procedure for book-entry delivery set forth in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction on the shareholder's behalf. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Shareholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer by the expiration of the Offer must tender such Shares by following the procedures for guaranteed delivery set forth in Section 3. SHAREHOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES, IN ORDER TO EFFECT A VALID TENDER OF THEIR SHARES.

  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATIONS, INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                    SUMMARY

  This general summary is provided for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

Number of Shares to be
 Purchased.................. 2,000,000 Shares (or such lesser number of Shares as are validly tendered).

Purchase Price.............. The Company will determine a single per Share net cash price, not greater than $22.00 nor less than $18.00 per Share, that it will pay for Shares validly tendered. All Shares acquired in the Offer will be acquired at the Purchase Price even if tendered below the Purchase Price. Each shareholder desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not greater than $22.00 nor less than $18.00 per Share, in multiples of $0.25) at which such shareholder is willing to have Shares purchased by the Company.

How to Tender Shares........ See Section 3. Call the Information Agent or
                             consult your broker for assistance.

Brokerage Commissions....... None.

Stock Transfer Tax.......... None, if payment is made to the registered holder.

Expiration and Proration
 Dates...................... Wednesday, July 14, 1999, at 11:59 p.m., New York
                             City time, unless extended by the Company.

Payment Date................ As soon as practicable after the Expiration Date
                             (as defined in Section 1).

Position of the Company and
 its Board of Directors..... Neither the Company nor its Board of Directors
                             makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares.

Withdrawal Rights........... Tendered Shares may be withdrawn at any time until 11:59 p.m., New York City time, on Wednesday, July 14, 1999, unless the Offer is extended by the Company, and after 11:59 p.m., New York City time, on Wednesday, August 11, 1999, if not purchased pursuant to the Offer by such time. See Section 4.

Odd Lots.................... There will be no proration of Shares tendered by any shareholder who (1) beneficially owns less than 100 Shares in the aggregate as of June 11, 1999, (2) continues to beneficially own less than 100 Shares in the aggregate on the Expiration Date, (3) tenders all of such Shares at or below the Purchase Price prior to the Expiration Date and (4) checks the "Odd Lots" box in the Letter of Transmittal.

  THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

                                   Section                               Page
                                   -------                               ----
 Summary................................................................ (iii)
 Introduction...........................................................    1
  1. Number of Shares; Proration.......................................     2
  2. Tenders by Holders of Fewer than 100 Shares.......................     3
  3. Procedure for Tendering Shares....................................     4
  4. Withdrawal Rights.................................................     6
  5. Purchase of Shares and Payment of Purchase Price..................     7
  6. Certain Conditions of the Offer...................................     8
  7. Price Range of Shares; Dividends..................................     9
  8. Interest of Directors and Executive Officers; Transactions and
      Arrangements Concerning the Shares...............................    10
  9. Background and Purpose of the Offer...............................    13
 10. Certain Information About the Company.............................    14
 11. Source and Amount of Funds........................................    17
     Effects of the Offer on the Market for Shares; Registration Under
 12. the Exchange Act..................................................    17
 13. Certain Legal Matters; Regulatory Approvals.......................    18
 14. Certain Federal Income Tax Consequences...........................    18
 15. Extension of the Offer; Termination; Amendments...................    21
 16. Fees and Expenses.................................................    22
 17. Miscellaneous.....................................................    22

TO THE HOLDERS OF COMMON STOCK OF
 GBC BANCORP:

                                 Introduction

  The Company hereby invites its shareholders to tender Shares to the Company, upon the terms and subject to the conditions of the Offer, at prices, net to the seller in cash and not greater than $22.00 nor less than $18.00 per Share, specified by such shareholders. The Company will determine a single per Share Purchase Price (not greater than $22.00 nor less than $18.00 per Share) that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price which will allow it to buy 2,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $22.00 nor less than $18.00 per Share) pursuant to the Offer. All Shares validly tendered at prices at or below the Purchase Price will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms described below.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  If more than 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered before the Expiration Date (as defined in Section 1) at or below the Purchase Price, the Company will accept Shares for purchase first from all Odd Lot Owners (as defined in Section 2) who validly tender all of their Shares at or below the Purchase Price and then on a pro rata basis, if necessary, from all other shareholders who validly tender Shares at or below the Purchase Price. See Sections 1 and
2. The Company will return all Shares not purchased under the Offer, including Shares tendered and not withdrawn at prices greater than the Purchase Price and Shares not purchased because of proration. Tendering shareholders will not be obligated to pay brokerage fees or commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. In addition, the Company will pay certain fees and expenses of CIBC World Markets Corp. (the "Dealer Manager"), IBJ Whitehall Bank & Trust Company (the "Depositary") and Morrow & Co., Inc. (the "Information Agent") in connection with the Offer. See
Section 16.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER SUCH SHARES. THE COMPANY HAS BEEN ADVISED THAT TWO OF ITS EXECUTIVE OFFICERS INTEND TO TENDER UP TO AN AGGREGATE OF 9,800 SHARES PURSUANT TO THE OFFER.

  The Company is making the offer to promote its long-term objectives of providing a fair financial return to its shareholders as well as providing those shareholders who desire to sell their Shares an opportunity to do so at a fair price. The Company believes that its purchase of Shares represents an attractive long-term investment that will benefit the Company and its remaining shareholders. See Section 9.

  After this Share repurchase is completed, the Company believes that it will continue to be "well-capitalized" under applicable regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and that it will have sufficient liquidity to operate its existing business.

  THE OFFER PROVIDES SHAREHOLDERS WHO ARE CONSIDERING A SALE OF ALL OR A PORTION OF THEIR SHARES WITH THE OPPORTUNITY TO DETERMINE THE PRICE OR PRICES (NOT GREATER THAN $22.00 NOR LESS THAN $18.00 PER SHARE) AT WHICH THEY

ARE WILLING TO SELL THEIR SHARES AND, IF ANY SUCH SHARES ARE PURCHASED PURSUANT TO THE OFFER, TO SELL THOSE SHARES FOR CASH WITHOUT THE USUAL TRANSACTION COSTS ASSOCIATED WITH OPEN-MARKET SALES. IN ADDITION, THE OFFER MAY GIVE SHAREHOLDERS THE OPPORTUNITY TO SELL SHARES AT PRICES GREATER THAN MARKET PRICES PREVAILING PRIOR TO ANNOUNCEMENT OF THE OFFER.

  As of the close of trading on June 11, 1999, there were 12,821,198 Shares outstanding and 927,400 Shares issuable upon exercise of stock options which were exercisable within 60 days thereof under the Company's stock option plans. The 2,000,000 Shares that the Company is offering to purchase represent approximately 16% of the Shares outstanding as of June 11, 1999 and approximately 15% of the sum of the Shares then outstanding and all Shares issuable upon exercise of stock options which were exercisable within 60 days thereof. The Shares are traded on the Nasdaq National Market ("Nasdaq") under the symbol "GBCB." On June 10, 1999, the last trading day prior to the announcement of the Offer, the closing per Share sales price as reported on Nasdaq was $18.00. On June 15, 1999, the last full trading day prior to the commencement of the Offer, the closing per Share sales price as reported on Nasdaq was $19.875. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

1. Number Of Shares; Proration.

  Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase 2,000,000 Shares or such lesser number of Shares as are validly tendered on or prior to the Expiration Date at a price (determined in the manner set forth below) not greater than $22.00 nor less than $18.00 per Share. THE TERM "EXPIRATION DATE" MEANS 11:59 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JULY 14, 1999, UNLESS THE COMPANY, IN ITS SOLE DISCRETION, EXTENDS THE PERIOD OF TIME DURING WHICH THE OFFER IS OPEN, IN WHICH EVENT THE TERM "EXPIRATION DATE" SHALL REFER TO THE LATEST TIME AND DATE AT WHICH THE OFFER, AS SO EXTENDED BY THE COMPANY, EXPIRES. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. See also Section 6. Subject to Section 2, if the Offer is oversubscribed, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

  The Company will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price (not greater than $22.00 nor less than $18.00 per Share) that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select a single per Share Purchase Price which will allow it to buy 2,000,000 Shares (or such lesser number as are validly tendered at prices not greater than $22.00 nor less than $18.00 per Share) pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer.

  If (i) the Company increases or decreases the price to be paid for Shares or the amount of the Dealer Manager's soliciting fee, increases by 2% of the outstanding Shares the number of Shares being sought, or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire less than ten business days from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended for ten business days from and including the date of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 11:59 p.m., New York City time.

  In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares must specify the price or prices (not greater than $22.00 nor less than $18.00 per Share) at which such shareholder is willing to have the Company purchase the shareholder's Shares. All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

  Upon the terms and subject to the conditions of the Offer, if the number of Shares validly tendered prior to the Expiration Date is less than or equal to 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will purchase at the Purchase Price all Shares so tendered.

  Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 2,000,000 Shares (or such greater number of Shares as the Company elects to purchase) are validly tendered at or below the Purchase Price, the Company will accept Shares for purchase in the following order of priority:

    (a) first, all Shares validly tendered at or below the Purchase Price prior to the Expiration Date and not withdrawn by any Odd Lot Owner (as defined in Section 2) who:

      (1) tenders all Shares beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference); and

      (2) completes the section captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

    (b) then, after the purchase of all foregoing Shares, all other Shares validly tendered at or below the Purchase Price before the Expiration Date and not withdrawn on a pro rata basis, if necessary (with adjustments to avoid purchases of fractional shares).

  In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each shareholder tendering Shares other than Odd Lot Owners shall be based on the ratio of the number of Shares tendered by such shareholder at or below the Purchase Price to the total number of Shares tendered by all shareholders at or below the Purchase Price other than Odd Lot Owners. Although the Company does not expect to be able to announce the final results of such proration until approximately seven Nasdaq trading days after the Expiration Date, the Company will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Dealer Manager or the Information Agent and may be able to obtain such information from their brokers or financial advisors.

  As described in Section 14, the number of Shares that the Company purchases from a shareholder, and the order in which they are purchased, may affect the federal income tax consequences of such purchase to the shareholder and therefore may be relevant to a shareholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

2. Tenders By Holders Of Fewer Than 100 Shares.

  The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered on or prior to the Expiration Date at or below the Purchase Price by or on behalf of shareholders who beneficially owned as of the close of business on June 11, 1999, and continue to beneficially own as of the Expiration Date, an aggregate of fewer than 100 Shares ("Odd Lot Owners"). To avoid proration, however, an Odd Lot Owner must validly tender at or below the Purchase Price all Shares that such Odd Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more Shares, even if such holders have separate stock certificates for fewer than 100 Shares. Any Odd Lot Owner wishing to tender, free of proration, all Shares beneficially owned by such Odd Lot Owner must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. BY ACCEPTING THE OFFER, A SHAREHOLDER OWNING FEWER THAN 100 SHARES WOULD NOT ONLY AVOID THE PAYMENT OF BROKERAGE

COMMISSIONS BUT WOULD ALSO AVOID ANY APPLICABLE ODD LOT DISCOUNTS PAYABLE IN A SALE OF THE SHAREHOLDER'S SHARES.

3. Procedure for Tendering Shares.

  Proper Tender Of Shares. For Shares to be validly tendered pursuant to the
Offer:

    (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received on or before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

    (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

  AS SPECIFIED IN INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH SHAREHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $0.25) AT WHICH THE SHAREHOLDER'S SHARES ARE BEING TENDERED; PROVIDED, HOWEVER, THAT AN ODD LOT OWNER MAY CHECK THE BOX IN THE SECTION ENTITLED "ODD LOTS" INDICATING A TENDER OF ALL OF SUCH SHAREHOLDER'S SHARES AT THE PURCHASE PRICE. SHAREHOLDERS DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH SHARES ARE BEING TENDERED, EXCEPT THAT THE SAME SHARES CANNOT BE TENDERED (UNLESS PROPERLY WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE PRICE. IN ORDER TO VALIDLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

  In addition, Odd Lot Owners who tender all of their Shares must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 1.

  Signature Guarantees And Method Of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder (which term, for purposes of this Section 3, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the Shares) appears on the certificate tendered therewith, and payment and delivery are to be made directly to such registered holder, or (ii) Shares are tendered for the account of a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office, branch or agency in the United States which is a member of one of the Stock Transfer Association's approved medallion programs (such as the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program) (each such entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

  If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal.

  THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Federal Income Tax Backup Withholding. To prevent federal income tax backup withholding equal to 31% of the gross payments made pursuant to the Offer, each shareholder who does not otherwise establish an exemption from such withholding must notify the Depositary of such shareholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 (included in the Letter of Transmittal). Foreign shareholders may be required to submit Form W-8, certifying non-United States status, in order to avoid backup withholding. See Instructions 12 and 13 of the Letter of Transmittal.

  EACH SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S TAX ADVISOR AS TO WHETHER SUCH SHAREHOLDER IS SUBJECT TO OR EXEMPT FROM FEDERAL INCOME TAX WITHHOLDING.

  For a discussion of certain other federal income tax consequences to tendering shareholders, see Section 14.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (a) such tender is made by or through an Eligible Institution;

    (b) the Depositary receives (by hand, mail, facsimile or telegram), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (indicating the price at which the Shares are being tendered), which includes a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

    (c) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

  Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor, the form of documents, the terms of the Offer and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may in the opinion of the Company's counsel be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares. No tender of Shares will be deemed to be validly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company determines. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give such notice.

  Tender Constitutes an Agreement. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

  It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person (directly or indirectly) to tender Shares for his own account unless, at the time of tender and at the end of the proration period (including any extension thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into, exercisable for, or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

  The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer as well as the tendering shareholder's representation and warranty that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of such Shares complies with Rule 14e-4.

4. Withdrawal Rights.

  Except as otherwise provided in this Section 4, the tender of Shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company, may also be withdrawn after 11:59 p.m., New York City time, on Wednesday, August 11, 1999.

  For a withdrawal to be effective, the Depositary must timely receive (at one of its addresses set forth on the back cover of this Offer to Purchase) a written notice of withdrawal. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give such notice. Any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by the Expiration Date by again following any of the procedures described in Section 3.

  If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

  Upon the terms and subject to the conditions of the Offer, the Company will determine the Purchase Price it will pay for validly tendered Shares, taking into account the number of Shares tendered and the prices specified by tendering shareholders, and will accept for payment (and thereby purchase) as soon as practicable after the Expiration Date Shares validly tendered at or below the Purchase Price. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares which are tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

  Upon the terms and subject to the conditions of the Offer (including proration), the Company will purchase and pay a single per Share Purchase Price for 2,000,000 Shares (subject to increase or decrease as provided in Section 1 and Section 15) or such lesser number of Shares as are validly tendered at prices not greater than $22.00 nor less than $18.00 per Share, as promptly as practicable after the Expiration Date. No alternative, conditional or contingent tenders will be accepted, and no fractional Shares will be purchased.

  Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders solely for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

  In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any such proration until approximately seven Nasdaq trading days after the Expiration Date. Certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) as soon as practicable after the Expiration Date or termination of the Offer without expense to the tendering shareholder. Under no circumstances will the Company pay interest on the Purchase Price. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

  The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that (i) if payment of the Purchase Price is to be made to or (ii) (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

  THE COMPANY MAY BE REQUIRED TO WITHHOLD AND REMIT TO THE INTERNAL REVENUE SERVICE (THE "IRS") 31% OF THE GROSS PROCEEDS PAID TO ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE SECTION 3.

6. Certain Conditions of the Offer.

  Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, the purchase of and the payment for any Shares tendered, if at any time on or after June 11, 1999, and at or before the time of purchase of any such Shares, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances (including any action or inaction by the Company), makes it inadvisable to proceed with the Offer or with such purchase or payment:

    (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which: (1) challenges, seeks to make illegal, delays or otherwise, directly or indirectly, restrains or prohibits the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to or affects the Offer or (2) in the Company's sole judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

    (b) there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries by any court or any government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which, in the Company's sole judgment, would or might directly or indirectly: (1) challenge, seek to make illegal, delay or otherwise, directly or indirectly, restrain or prohibit the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relate in any manner to or affect the Offer or (2) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

    (c) there shall have occurred: (1) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States, (2) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, (3) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (5) any significant decrease in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares or that, in the sole judgment of the Company, makes it inadvisable to proceed with the Offer or (7) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof; or

    (d) any change shall have occurred, be pending or be threatened in the business, condition (financial or other), income, operations, Share ownership or prospects of the Company and its subsidiaries, taken as a whole, which, in the Company's sole judgment, is or may be material to the Company, or any other event shall have occurred which, in the Company's sole judgment, may impair the Offer's contemplated benefits to the Company; or

    (e) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person; or

    (f) (1) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission (the "Commission") before June 11, 1999), (2) any such entity, group or person who has filed a
  Schedule 13D or Schedule 13G with the Commission before June 11, 1999 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares or (3) any person, entity or group shall have made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities.

  The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this Section 6 shall be final and binding on all parties.

7. Price Range of Shares; Dividends.

  The Shares are traded on Nasdaq under the symbol "GBCB." The following table sets forth for the calendar periods indicated the high and low per Share sales prices on Nasdaq as reported in published financial sources. Where applicable, the high and low prices and cash dividend per share figures have been adjusted to reflect the 2-for-1 stock split effected by the Company on April 30, 1998.

                                                                         Cash
                                                                       Dividend
                                                          High   Low   Per Share
                                                         ------ ------ ---------
   1997
     1st Quarter ....................................... $18.07 $13.63  $0.060
     2nd Quarter .......................................  20.50  15.38   0.060
     3rd Quarter .......................................  24.50  20.50   0.060
     4th Quarter........................................  31.88  24.94   0.060
   1998
     1st Quarter........................................ $33.50 $26.50  $0.075
     2nd Quarter........................................  33.06  24.75   0.075
     3rd Quarter........................................  26.38  19.00   0.075
     4th Quarter........................................  29.06  20.25   0.075
   1999
     1st Quarter ....................................... $25.88 $12.88  $0.075
     2nd Quarter (through June 10)......................  18.50  14.94   0.075

  On June 10, 1999, the last trading day prior to the announcement of the Offer, the closing per Share sales price as reported on Nasdaq was $18.00. On June 15, 1999, the last full trading day prior to the commencement of the Offer, the closing per Share sales price as reported on Nasdaq was $19.875. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

8. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

  As of June 11, 1999, the Company had issued and outstanding 12,821,198 Shares and had 927,400 Shares reserved for issuance upon exercise of currently exercisable options. The 2,000,000 Shares that the Company is offering to purchase represent approximately 16% of the Shares outstanding as of June 11, 1999 and approximately 15% of the sum of the Shares then outstanding and all Shares issuable upon exercise of stock options exercisable within 60 days thereof.

  As of June 11, 1999, the Company's directors and executive officers as a group beneficially owned (including Shares issuable upon the exercise of options exercisable within 60 days) an aggregate of 4,106,897 Shares (approximately 30% of the outstanding Shares, including 797,400 Shares issuable upon the exercise of options exercisable within 60 days). If the Company purchases 2,000,000 Shares (or approximately 16% of the Shares outstanding at June 11, 1999) pursuant to the Offer, and the two executive officers who intend to tender up to an aggregate of 9,800 Shares tender all of such Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Company's executive officers and directors as a group would beneficially own approximately 35% of the outstanding Shares, including Shares issuable upon the exercise of options exercisable within 60 days.

  On September 17, 1998, the Board of Directors authorized a stock repurchase program of up to 1.4 million Shares. As of May 5, 1999, the Company had purchased the entire authorized amount of such Shares in open-market transactions effected through brokers and dealers in accordance with Rule 10b-18 under the Exchange Act. The amounts, dates and prices of all repurchases under this program are set forth on Exhibit A hereto. Other than as set forth in the table below, based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or its subsidiaries, nor any associates or affiliates of any of the foregoing, has effected any other transactions in the Shares since April 21, 1999.

  The following table sets forth the details regarding certain open-market transactions effected through brokers and/or dealers by the listed directors since April 21, 1999:

                                                                         Price
                                                                  # of    per
     Name                                                 Date   Shares  Share
     ----                                                ------- ------ --------
     Chien-Te Wu........................................ 4/21/99  7,500 $17.5000
                                                         4/26/99  1,000 $17.5000
                                                         4/27/99  4,800 $17.6250
                                                         4/30/99  7,200 $17.6250
                                                          5/3/99  1,000 $17.6250
     Dr. Thomas Chiu.................................... 4/28/99  1,400 $17.5000
                                                          5/3/99 11,600 $17.5000
                                                          5/3/99  7,000 $17.3750

  Executive officers and directors of the Company may participate in the Offer on the same basis as the Company's other shareholders. THE COMPANY HAS BEEN ADVISED THAT TWO OF ITS EXECUTIVE OFFICERS INTEND TO TENDER UP TO AN AGGREGATE OF 9,800 SHARES PURSUANT TO THE OFFER.

  Domenic Massei, Executive Vice President of Operations Administration of the Bank (as defined in Section 10), beneficially owns 10,736 Shares (including 8,800 Shares issuable upon exercise of outstanding options) (which represents less than 1% of the outstanding Shares as of June 11, 1999) and has indicated an intent to tender 8,800 Shares. If all such Shares are tendered, and assuming 2,000,000 Shares are purchased pursuant to the Offer (without consideration of proration), Domenic Massei would beneficially own 1,936 Shares after the Offer (which would represent less than 1% of the then outstanding Shares). Ming Lin Chen, Senior Vice President and Manager of International Banking for the Company, beneficially owns 10,532 Shares

(including 6,800 Shares issuable upon exercise of outstanding options) (which represents less than 1% of the outstanding Shares as of June 11, 1999) and has indicated an intent to tender 1,000 Shares. If all such Shares are tendered, and assuming 2,000,000 Shares are purchased pursuant to the Offer (without consideration of proration), Ming Lin Chen would beneficially own 9,532 Shares after the Offer (which would represent less than 1% of the then outstanding Shares). The number of Shares which each executive officer has indicated an intention to tender is based on the present intention of such individual, and such individual reserves the right to tender all or any portion of the Shares beneficially owned by such individual. Other than these individuals, the Company has been advised that no other executive officers or directors intend to tender Shares.

  Except for outstanding options to purchase Shares granted to certain employees (including executive officers) of the Company, and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, or any of the executive officers or directors of its affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

  Employment Agreement with Mr. Wu. The Company and the Bank have entered into an employment agreement with Mr. Li-Pei Wu, the Chairman and Chief Executive Officer of the Company (the "Employment Agreement"). The Employment Agreement has a term of five (5) years, commencing on January 1, 1998 and ending on December 31, 2002.

  Pursuant to options granted to Mr. Wu prior to entering into the Employment Agreement (the "Prior Options"), Mr. Wu has the vested right to purchase 476,000 Shares at a price of $6.59 per Share. The Prior Options will expire on the earlier of December 19, 2001 or three months after the termination of Mr. Wu's employment with the Company. However, in the event of Mr. Wu's death during such three-month period or while still employed, the Prior Options will expire one year after his death, and in the case of termination by reason of disability, the Prior Options will expire within one year after such termination.

  The Employment Agreement provides that if Mr. Wu remains employed by the Company on December 19, 2001, he will be granted a new non-qualified stock option to purchase (i) the aggregate amount of Shares underlying the unexercised portion of his December 19, 1991 nonqualified stock option and/or
(ii) the amount of Shares previously acquired by him upon exercise of that option and still held by him as of December 31, 2000. The number of Shares subject to this new option will be equitably adjusted in the event of any change to Shares occurring as a result of any stock split, stock dividend, reorganization or similar transaction. The exercise price under this new option will be the fair market value of the Shares on December 19, 2001. The new option will vest immediately and will be exercisable until December 31, 2007. However, if Mr. Wu's employment with the Company terminates prior to December 31, 2002, the option will expire three months from such termination date, and, if Mr. Wu dies or becomes disabled, the option will expire on the earlier of one year from his death or disability or December 31, 2007.

  The Employment Agreement also provides for annual incentive compensation awards payable to Mr. Wu by the Company and each of its subsidiaries, other than the Bank (as defined in Section 10) (each an "Incentive Award"). The Incentive Award payable by each entity is the aggregate of: (i) three percent (3%) of any amount by which the entity's tax equivalent income before taxes exceeds ten percent (10%) of the net equity of the entity at the beginning of that fiscal year but does not exceed fifteen percent (15%) of such net equity and (ii) four percent (4%) of any amount by which such income exceeds fifteen percent (15%) of such net equity. Aggregate Incentive Awards payable to Mr. Wu may not exceed: (i) $1,500,000 for fiscal year 2000; (ii) $400,000 for fiscal year 2001; and (iii) $400,000 for fiscal year 2002.

  The Employment Agreement provides that, commencing with fiscal year 1999, Mr. Wu may elect to receive up to one-half ( 1/2) of his Incentive Awards for any fiscal year in an equivalent value of Shares (determined as of such election date). If Mr. Wu makes this election, he will be awarded an additional, vested right to receive two years later an aggregate amount of Shares equivalent to (i) fifty percent (50%) of the cash value of the portion of the Incentive Awards for which he elected to receive Shares plus (ii) the value of dividends that would have been paid during the two (2)-year deferral period had such Shares actually been granted to him on the date of his election. The number of Shares subject to this additional, vested award may be equitably adjusted as described above.

  The Employment Agreement further provides that during the first three (3) years of the employment term, the Company will grant to Mr. Wu a vested, deferred right to receive one additional Share for every twenty (20) Shares acquired by him through exercise of his non-qualified stock option, or acquired by reason of his election to receive up to one-half ( 1/2) of his Incentive Awards for any fiscal year in Shares, excluding Shares which Mr. Wu has a vested, deferred right to receive, and/or vested option Shares (even though not exercised) under his non-qualified stock option that are held during the full term of the relevant fiscal year. Under this provision, Mr. Wu was granted in 1998 a vested, deferred right to receive 23,800 Shares. Aggregate Shares received under this provision by Mr. Wu may not exceed 100,000, subject to equitable adjustment as described above. These additional Shares will be distributed to Mr. Wu five years after they are awarded to him (together with additional Shares equivalent in value to the dividends that would have been paid on the additional Shares during the deferral period).

  In the event that Mr. Wu fails to comply with a five-year noncompetition provision contained in the Employment Agreement, as of the date of such failure to comply, the new stock option granted to Mr. Wu on December 19, 2001, to the extent not yet exercised, or Mr. Wu's right to receive such option if not yet granted, will expire or terminate.

  Under a stock option granted to Mr. Wu prior to entering into the Employment Agreement, in the event of (i) any merger, consolidation or acquisition of the Company or the Bank, whereby the Company or the Bank is not the surviving entity, (ii) the acquisition by another entity of more than fifty percent (50%) of the outstanding common stock of the Bank or the Company or (iii) cessation of the existence of the Bank or the Company pursuant to a similar transaction (each a "Triggering Event"), Mr. Wu will, if he is still employed by the Company, have the right to purchase 242,000 Shares at $1.86 per share. This option will become exercisable upon the execution of an agreement or upon application to any regulatory authority for approval of or consent to the Triggering Event. The option will remain exercisable in whole or in part until 45 days after consummation of the Triggering Event. If the Triggering Event is not consummated, the option will become unexercisable until the occurrence of a future Triggering Event.

  In addition, certain employees of the Bank were granted contingency stock options to purchase Shares upon the occurrence of a "triggering event." The term "triggering event" for this purpose means the execution of an agreement for, or application for regulatory approval of, any of (i) a sale of substantially all of the assets of the Company or the Bank, (ii) the merger, consolidation or acquisition of the Company or the Bank, whereby the Company or the Bank is not the surviving entity, (iii) acquisition by a person or group of up to fifty percent (50%) of the outstanding common stock of the Company or the Bank or (iv) cessation of existence of the Company or the Bank pursuant to any such transaction or similar transaction. This option may be exercised by the employee at any time after the occurrence of the triggering event and until 45 days after the date the triggering event is consummated. In the event an employee's employment by the Bank is terminated, this stock option will also terminate.

  Except as disclosed in this Offer, the Company has no plans or proposals which relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business;
(g) any change in the Company's

Articles of Incorporation or Bylaws, or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

9. Background and Purpose of the Offer.

  The Company believes that the repurchase of Company common stock is consistent with the Company's long-term goal of increasing shareholder value. In recent months, valuations of the shares of "small-cap" companies (under $1 billion of market capitalization), such as the Company, have been weaker than those of larger companies. In addition, the Shares have been trading at levels below those of shares of the Company's peers. Therefore, the Board of Directors concluded that the Shares are undervalued relative to the equity markets generally and to shares of the Company's peers in particular.

  In addition, the Board of Directors believes that the Company is over-capitalized, which reduces the return on equity to shareholders. The Company believes that after completion of this Share repurchase, it will continue to be "well-capitalized" under applicable regulations of the Federal Reserve Board and will have sufficient liquidity to operate its existing business.

  Based on the foregoing, the Board of Directors decided that it would be in the best interests of the Company to make the Offer and to consummate the repurchase of Shares in accordance with the terms of the Offer.

  The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $22.00 nor less than $18.00 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. ANY SHAREHOLDERS OWNING AN AGGREGATE OF LESS THAN 100 SHARES WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER NOT ONLY WILL AVOID ANY PAYMENT OF BROKERAGE COMMISSIONS, BUT ALSO WILL AVOID ANY APPLICABLE ODD LOT DISCOUNTS PAYABLE ON SALES OF ODD LOTS. In addition, the Offer may give shareholders the opportunity to sell Shares at prices greater than market prices prevailing prior to commencement of the Offer. To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs incurred by the Company for services to shareholders may be reduced.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED.

  Any Shares which the Company acquires pursuant to the Offer will become authorized but unissued shares and will be available for the Company to re-issue without further shareholder action (except as required by applicable law or the rules of any securities exchange or over-the-counter market, including Nasdaq, on which the Shares are listed). Such Shares could be issued without shareholder approval for such purposes as, among others, the acquisition of other businesses, the raising of additional capital for use in the Company's business, the distribution of stock dividends and the implementation of employee benefit plans.

10. Certain Information About the Company.

  The Company, a California corporation incorporated in 1980, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. The Company owns all of the outstanding stock of its wholly-owned subsidiary General Bank (the "Bank"), a California state-chartered bank which commenced operations in March 1980. The Company functions primarily as a holding company for the Bank. The Bank is a community bank that serves individuals and small to medium-sized businesses through sixteen branch offices located in the following greater Los Angeles, San Diego and Silicon Valley urban centers: downtown Los Angeles, Monterey Park, Torrance, Artesia, Alhambra, City of Industry, Irvine, San Diego, Arcadia, Diamond Bar, Northridge, Orange, Cupertino, San Mateo, Fremont and San Jose. In addition, the Bank has an operations center in Rosemead and loan production offices in Bellevue, Washington and New York City.

  The Bank offers a variety of banking services to its customers, including accepting checking, savings and time deposits; making secured and unsecured loans; offering traveler's checks, safe deposit boxes, credit cards and other fee-based services; and providing international trade-related services. The Bank's primary emphasis is on commercial and real estate lending, real estate construction lending, and, to a lesser extent, Small Business Administration lending. The Bank maintains an International Banking Division, which facilitates international trade by providing financing, letter of credit services and collections, as well as other international trade-related banking services.

  The Company's principal executive offices are located at 800 West 6th Street, Los Angeles, California 90017, and the Company's telephone number is
(213) 972-4117.

                   SUMMARY HISTORICAL FINANCIAL INFORMATION

  The table below includes summary historical financial information of the Company. The summary financial information has been derived from the audited consolidated financial statements as reported in the Company's annual report on Form 10-K for the year ended December 31, 1998 and the unaudited consolidated financial statements as reported in the Company's quarterly report on Form 10-Q for the first quarter ended March 31, 1999. In the opinion of management, the unaudited financial statements for the quarters ended March 31, 1999 and 1998 reflect all adjustments necessary for a fair statement of the results of operations for the interim periods. However, the results of operations for any interim period are not necessarily indicative of results for the full year. The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and related notes included in the reports referred to above. Copies of these reports may be obtained from the Commission and Nasdaq in the manner specified in "Additional Information" below.

                                  GBC BANCORP

                   SUMMARY HISTORICAL FINANCIAL INFORMATION
                 (dollars in thousands, except per share data)

                               Three Months Ended           Year Ended
                                    March 31,              December 31,
                              ---------------------    ---------------------
                                 1999       1998          1998       1997
                              ---------- ----------    ---------- ----------
Income Statement Data
Net Interest Income.........  $   17,727 $   15,969    $   68,973 $   61,473
Provision for Credit
 Losses.....................       1,500        --          1,500      1,000
Non-Interest Income.........       1,852      1,773         7,863      6,639
Non-Interest Expense........       7,595      7,304        30,430     26,373
Net Income..................       6,565      6,631        28,142     25,946
Balance Sheet Data, at
 Period End
Assets......................  $1,660,304 $1,571,537    $1,680,824 $1,509,437
Loans and Leases, Net.......     798,405    652,241       763,650    617,605
Securities Available for
 Sale.......................     747,551    619,262       724,172    643,660
Securities Held to
 Maturity...................       6,014     94,342        24,616     58,045
Deposits....................   1,374,224  1,352,172     1,380,903  1,291,832
Shareholders' Equity........     159,484    154,355       163,030    146,323
Per Share Data
Earnings--Basic.............  $     0.48 $     0.47(1) $     2.00 $     1.90(1)
Earnings--Diluted...........        0.47       0.46(1)       1.96       1.84(1)
Cash Dividends Declared.....       0.075      0.075(1)       0.30       0.24(1)
Period End Book Value.......  $    11.97 $    10.92(1) $    11.89 $    10.46(1)
Average Shares Outstanding--
 Basic (in 000's)...........      13,558     14,082(1)     14,049     13,733(1)
Average Shares Outstanding--
 Diluted (in 000's).........      13,827     14,405(1)     14,345     14,134(1)
Selected Financial Ratios
Ratio of Earnings to Fixed
 Charges, Excluding Interest
 on Deposits................       6.01x      7.86x         8.07x      9.13x
Ratio of Earnings to Fixed
 Charges, Including Interest
 on Deposits................       1.71x      1.69x         1.72x      1.75x

--------
(1) Restated for 2:1 stock split effected by the Company on April 30, 1998.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma financial information sets forth the historical financial information as adjusted to give effect to the purchase of 2,000,000 Shares at a Purchase Price of $18.00 per Share and at a Purchase Price of $22.00 per Share, the minimum and maximum possible Purchase Price per Share in the Offer, and to reflect the repurchase by the Company of 512,000 additional Shares between March 31, 1999 and the commencement of the Offer. Expenses related to the Offer are estimated to be between $433,300 and $503,300, depending on the Purchase Price. The pro forma adjustments assume the transaction occurred, for purposes of the summary consolidated income statement, as of the first day of the period presented, and, for purposes of the consolidated balance sheet, as of the balance sheet date. The pro forma financial information does not purport to be indicative of the results that may be obtained in the future or that would have actually been obtained had the Offer occurred as of the dates indicated. The pro forma information should be read in conjunction with the Summary Historical Financial Information.

                                  GBC BANCORP

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION
                 (dollars in thousands, except per share data)

                            Three Months Ended March 31,
                                        1999                 Year Ended December 31, 1998
                          -------------------------------- --------------------------------
                                        Pro Forma(1)(2)                  Pro Forma(1)(2)
                                     ---------------------            ---------------------
                                      Assumed    Assumed               Assumed    Assumed
                                     $18.00 Per $22.00 Per            $18.00 Per $22.00 Per
                                       Share      Share                 Share      Share
                                      Purchase   Purchase              Purchase   Purchase
                            Actual     Price      Price      Actual     Price      Price
                          ---------- ---------- ---------- ---------- ---------- ----------
Income Statement Data
Net Interest Income.....  $   17,727 $   17,176 $   17,076 $   68,973 $   66,768 $   66,368
Provision for Credit
 Losses.................       1,500      1,500      1,500      1,500      1,500      1,500
Non-Interest Income.....       1,852      1,852      1,852      7,863      7,863      7,863
Non-Interest Expense....       7,595      7,595      7,595     30,430     30,430     30,430
Net Income..............       6,565      6,218      6,155     28,142     26,753     26,501
Balance Sheet Data, at
 Period End
Assets..................  $1,660,304 $1,615,542 $1,607,479 $1,680,824 $1,635,586 $1,627,334
Loans and Leases, Net...     798,405    798,405    798,405    763,650    763,650    763,650
Securities Available for
 Sale...................     747,551    747,551    747,551    724,172    724,172    724,172
Securities Held to
 Maturity...............       6,014      6,014      6,014     24,616     24,616     24,616
Deposits................   1,374,224  1,374,224  1,374,224  1,380,903  1,380,903  1,380,903
Shareholders' Equity....     159,484    114,722    106,659    163,030    117,792    109,540
Per Share Data
Earnings--Basic.........  $     0.48 $     0.56 $     0.56 $     2.00 $     2.32 $     2.30
Earnings--Diluted.......        0.47       0.55       0.54       1.96       2.26       2.24
Cash Dividends
 Declared...............       0.075      0.075      0.075       0.30       0.30       0.30
Period End Book Value...  $    11.97 $    10.61 $     9.86 $    11.89 $    10.52 $     9.78
Average Shares
 Outstanding--Basic (in
 000's).................      13,558     11,046     11,046     14,049     11,537     11,537
Average Shares
 Outstanding--Diluted
 (in 000's).............      13,827     11,315     11,315     14,345     11,833     11,833
Selected Financial
 Ratios
Ratio of Earnings to
 Fixed Charges,
 Excluding Interest on
 Deposits...............       6.01x      5.83x      5.80x      8.07x      7.72x      7.65x
Ratio of Earnings to
 Fixed Charges,
 Including Interest on
 Deposits...............       1.71x      1.68x      1.68x      1.72x      1.68x      1.68x

          NOTES TO SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following assumptions regarding the Offer were made in determining the summary unaudited, consolidated pro forma financial information:

    (1) The information assumes that 2,000,000 Shares are purchased at $18.00 per Share and $22.00 per Share, the minimum and maximum possible Purchase Price per Share in the Offer, with the purchase plus estimated expenses of $433,300-503,300 being financed from excess cash at the Company level and, if required, a dividend from the Bank. There can be no assurance that the Company will purchase 2,000,000 Shares or as to the price at which Shares will be purchased.

    (2) The basic and diluted earnings per share calculation gives effect to the reduced number of Shares that result from the repurchase of Shares pursuant to the Offer and reflects the repurchase by the Company of 512,000 additional Shares between March 31, 1999 and the commencement of the Offer.

  Additional Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements and reports certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal owners of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") with the Commission, which includes certain additional information relating to the Offer.

  Such material may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection and copying at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Such information may also be accessed electronically on the Commission's website at <http://www.sec.gov>. All reports, proxy and information statements and other information filed with the Commission also may be inspected at the offices of Nasdaq, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Copies may also be obtained by mail for prescribed rates from the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The Schedule 13E-4 will not be available at the Commission's regional offices.

11. Source and Amount of Funds.

  Assuming that the Company purchases 2,000,000 Shares pursuant to the Offer at a Purchase Price of $22.00 per Share (the highest price in the range of possible Purchase Prices), the Company expects the maximum aggregate cost of the Offer, including all fees and expenses applicable to the Offer, to be approximately $44,503,300. The Company anticipates that the funds necessary to purchase Shares pursuant to the Offer and to pay the related fees and expenses will come from excess cash at the Company level and, if required, a dividend from the Bank.

12. Effects of the Offer on the Market for Shares; Registration Under The Exchange Act.

  The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, the Company anticipates that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares.

  Based on the published guidelines of Nasdaq, the Company believes that its purchase of Shares pursuant to the Offer will not cause its remaining Shares to be delisted from Nasdaq.

  The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

  The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13. Certain Legal Matters; Regulatory Approvals.

  The Company is not aware of any license or regulatory permit that is material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. After this Share repurchase is completed, the Company believes that it will continue to be "well-capitalized" under applicable regulations of the Federal Reserve Board and will have sufficient liquidity to operate its existing business. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14. Certain Federal Income Tax Consequences.

  The following summary is a general discussion of certain of the United States federal income tax consequences of the Offer. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. No ruling as to any matter discussed in this summary has been requested or received from the IRS.

  EACH SHAREHOLDER IS URGED TO CONSULT AND RELY ON THE SHAREHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE SHAREHOLDER OF TENDERING SHARES PURSUANT TO THE OFFER.

  In General. A shareholder's exchange of Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign or other tax laws. This summary does not discuss any aspects of state, local, foreign or other tax laws. Certain shareholders (including insurance companies, tax-exempt organizations, financial institutions and broker dealers) may be subject to special rules not discussed below. For purposes of this discussion, shareholders are assumed to hold their Shares as capital assets.

  Treatment as a Sale or Exchange. Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a transfer of Shares to the Company pursuant to the Offer will, as a general rule, be treated as a sale or exchange of the Shares (rather than as a dividend distribution) if the receipt of cash upon the sale (a) is "substantially disproportionate" with respect to the shareholder, (b) results in a "complete termination" of the shareholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the shareholder. These tests (the "Section 302 Tests") are explained more fully below.

  If any of the Section 302 Tests is satisfied, a tendering shareholder will recognize capital gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's basis in the Shares sold pursuant to the Offer. Shares held for (i) 12 months or less will be taxable at the short-term capital gains rate and (ii) more than 12 months will be taxable at the long-term capital gains rate.

  Constructive Ownership of Stock. In determining whether any of the Section 302 Tests is satisfied, a shareholder must take into account not only Shares actually owned by the shareholder, but also Shares that are constructively owned pursuant to Section 318 of the Code. Under Section 318, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder has an interest, or, in the case of shareholders that are entities, by certain individuals or entities that have an interest in the shareholder, as well as any Shares the shareholder has a right to acquire by exercise of an option or by the conversion or exchange of a security. With respect to option and convertible security attribution, the IRS takes the position that Shares constructively owned by a shareholder by reason of a right on the shareholder's part to acquire the Shares from the Company are not to be considered outstanding for purposes of applying the Section 302 Tests to other shareholders; however, there are both contrary and supporting judicial decisions with respect to this issue.

  The Section 302 Tests. One of the following tests must be satisfied in order for the exchange of shares pursuant to the Offer to be treated as a sale rather than as a dividend distribution.

    (a) Substantially Disproportionate Test. The receipt of cash by a shareholder will be substantially disproportionate with respect to the shareholder if the percentage of the outstanding Shares actually and constructively owned by the shareholder immediately following the exchange of Shares pursuant to the Offer (treating Shares exchanged pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the shareholder immediately before the exchange (treating Shares exchanged pursuant to the Offer as outstanding).

    (b) Complete Termination Test. The receipt of cash by a shareholder will be a complete termination of the shareholder's interest if either (i) all of the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all of the shares actually owned by the shareholder are sold pursuant to the Offer and the shareholder is eligible to waive, and effectively waives, the attribution of Shares constructively owned by the shareholder in accordance with the procedures described in
  Section 302(c)(2) of the Code. Shareholders considering terminating their interest in accordance with Section 302(c)(2) of the Code should do so in consultation with their own tax advisors.

    (c) Not Essentially Equivalent to a Dividend Test. The receipt of cash by a shareholder will not be essentially equivalent to a dividend if the shareholder's exchange of Shares pursuant to the Offer results in a "meaningful reduction" of the shareholder's proportionate interest in the Company. Whether the receipt of cash by a shareholder will result in a meaningful reduction of the shareholder's proportionate interest will depend on the shareholder's particular facts and circumstances. However, in the case of a small minority shareholder, even a small reduction may satisfy this test where, as with the Offer, payments are not expected to be pro rata with respect to all outstanding Shares. The IRS has indicated in a published ruling that, in the case of a small minority shareholder of a publicly held corporation who exercises no control over corporate affairs, a reduction in the shareholder's proportionate interest in the corporation from .00011189 to .000108190 would constitute a meaningful reduction.

  Although the issue is not free from doubt, a shareholder may be able to take into account acquisitions or dispositions of Shares (including market purchases and sales) substantially contemporaneous with the Offer in determining whether any of the Section 302 Tests is satisfied.

  In the event that the Offer is oversubscribed, the Company's purchase of Shares pursuant to the Offer will be prorated. Thus, in such case even if all the Shares actually and constructively owned by a shareholder are tendered pursuant to the Offer, not all of the Shares will be purchased by the Company, which in turn may affect the shareholder's ability to satisfy the Section 302 Tests.

  Treatment as a Dividend. If none of the Section 302 Tests is satisfied and the Company has sufficient earnings and profits (as to which there can be no assurances), a tendering shareholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the shareholder pursuant to the Offer. This amount will not be reduced by the shareholder's basis in the Shares exchanged pursuant to the Offer, and (except as described below for corporate shareholders eligible for the dividends-received deduction) the shareholder's basis in those Shares will be added to the shareholder's basis in his remaining Shares. No assurance can be given that any of the Section 302 Tests will be satisfied as to any particular shareholder, and thus no assurance can be given that any particular shareholder will not be treated as having received a dividend taxable as ordinary income. If none of the Section 302 Tests is satisfied, any cash received for Shares pursuant to the Offer in excess of the Company's earnings and profits will be treated first as a non-taxable return of capital to the extent of, and in reduction of, the shareholder's basis for such shareholder's shares, and thereafter as a capital gain to the extent it exceeds such basis.

  Special Rules for Corporate Shareholders. If the exchange of shares by a corporate shareholder does not satisfy any of the Section 302 Tests and, assuming the Company has sufficient earnings and profits, is therefore treated as a dividend, the corporate shareholder generally will be entitled to a dividends-received deduction equal to 70% of the dividend, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and to the holding period and other requirements of Section 246(c) of the Code. Also, since it is expected that purchases pursuant to the Offer will not be pro rata as to all shareholders, any amount treated as a dividend to a corporate shareholder will constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in regulations yet to be promulgated by the Treasury Department). Under Section 1059 of the Code, a corporate shareholder must reduce the tax basis of all such shareholder's stock (but not below zero) by the portion of any "extraordinary dividend" that is generally equal to the deduction allowable under the dividends-received deduction rules and, if such portion exceeds the shareholder's tax basis for the stock, must treat any such excess as additional gain in the year in which such extraordinary dividend occurs.

  Employee Option Plans. If an employee exercises a non-qualified stock option granted under the Company's stock option plans in order to acquire Shares to tender pursuant to the Offer, the employee will be required to recognize ordinary income in an amount equal to the excess of the fair market value of Shares on the date the option is exercised over the exercise price. The employee's basis in the Shares will equal the fair market value of the Shares on the date the option is exercised, and the employee's holding period for purposes of determining eligibility for long-term capital gain will begin after the option is exercised. The exchange of the Shares pursuant to the Offer will be taxed in accordance with the rules described in the preceding sections.

  Foreign Shareholders. The Company will assume that the exchange is a dividend as to foreign shareholders and will therefore withhold federal income tax at a rate equal to 30% of the gross proceeds paid to a foreign shareholder or his agent pursuant to the Offer, unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States,
(ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof,
(iii) any estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust if
(x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States persons have authority to control all substantial decisions of the trust.

  Generally, the determination of whether a reduced rate of withholding is applicable is made by reference to a foreign shareholder's address or to a properly completed Form 1001 furnished by the shareholder, and the determination of whether an exemption from withholding is available on the grounds that gross proceeds paid to a foreign shareholder are effectively connected with a United States trade or business is made on the basis of a properly completed Form 4224 furnished by the shareholder. The Depositary will determine a foreign shareholder's eligibility for a reduced rate of, or exemption from, withholding by reference to the shareholder's address and any Forms 1001 or 4224 submitted to the Depositary by a foreign shareholder, unless facts and circumstances indicate that such reliance is not warranted or unless applicable law requires some other method for determining whether a reduced rate of withholding is applicable. These forms can be obtained from the Depositary. See the instructions to the Letter of Transmittal.

  A foreign shareholder with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the shareholder satisfies one of the Section 302 Tests for capital gain treatment or is otherwise able to establish that no tax or a reduced amount of tax was due. Foreign shareholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

15. Extension of the Offer; Termination; Amendments.

  The Company expressly reserves the right, at any time or from time to time, in its sole discretion, and regardless of whether any of the conditions specified in Section 6 shall have occurred, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof.

  The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act. Rule 13e-4(f)(2) requires that the Company permit Shares tendered pursuant to the Offer to be withdrawn: (i) at any time during the period the Offer remains open and (ii) if not yet accepted for payment, after the expiration of forty business days from the commencement of the Offer. Rule 13e-4(f)(5) requires that the Company must either pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

  Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of Shares the Company may purchase or the range of prices it may pay pursuant to the Offer. Amendments to the Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares or the amount of the Dealer Manager's soliciting fee, the Company increases the number of Shares being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16. Fees and Expenses.

  CIBC World Markets Corp. will act as Dealer Manager for the Company in connection with the Offer. The Company has agreed to pay the Dealer Manager a reasonable and customary fee for these services. The Dealer Manager will also be reimbursed by the Company for certain out-of-pocket expenses, including attorneys' fees, and will be indemnified by the Company against certain liabilities, including liabilities under the federal securities laws, arising in connection with the Offer.

  The Company has retained Morrow & Co., Inc. as Information Agent and IBJ Whitehall Bank & Trust Company as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services. The Company will also reimburse the Information Agent and the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

  The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Shares pursuant to the Offer (other than the fee payable to the Dealer Manager). The Company will, however, on request through the Information Agent, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of this Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17. Miscellaneous.

  The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or blue sky laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Company makes a good faith effort to comply with any state law deemed applicable to the Offer, if it cannot do so, the Company believes that the exclusion of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                                                GBC BANCORP

June 16, 1999

                                                                       EXHIBIT A

                        COMPANY STOCK REPURCHASE PROGRAM

    Trade Day           # of Shares         Purchase Price per Share
    ---------           -----------         ------------------------
    10/01/98                8,600                   $23.5000
    10/06/98               50,000                   $23.3750
    10/06/98                  700                   $23.3750
    10/06/98                4,300                   $23.0625
    10/06/98              100,000                   $22.5000
    10/07/98              100,000                   $22.0000
    10/07/98                5,000                   $21.0000
    10/08/98              100,000                   $20.0000
    11/18/98               10,000                   $24.0000
    11/20/98               50,000                   $24.0000
    11/24/98               20,500                   $24.2500
    12/07/98                1,800                   $24.5000
    12/10/98                  500                   $24.1875
    12/10/98                2,600                   $24.2500
    12/10/98                3,200                   $24.4375
    12/14/98                4,100                   $23.7500
    12/16/98                2,000                   $22.6850
    12/16/98                2,000                   $22.8725
    12/22/98                3,500                   $24.0000
    12/24/98                2,000                   $23.8750
    01/05/99                2,100                   $23.5000
    01/05/99                  800                   $23.8125
    01/05/99                4,000                   $23.8750
    10/06/99               12,500                   $23.5000
    01/07/99               10,300                   $23.3750
    01/11/99                  800                   $23.8725
    01/12/99                4,700                   $24.5000
    01/26/99                1,100                   $23.0000
    01/26/99               10,000                   $23.1250
    01/29/99                5,100                   $22.1250
    01/29/99               31,500                   $22.1250
    02/02/99                2,000                   $22.0000
    02/03/99               11,600                   $22.2500
    02/04/99                  500                   $22.1850
    02/04/99                  300                   $22.3100
    02/08/99                  400                   $22.5000
    02/11/99               10,800                   $22.5000
    02/12/99                1,500                   $22.3750
    02/16/99                  300                   $22.3125
    02/16/99                4,500                   $22.3750
    02/16/99                8,000                   $22.3750
    02/17/99               10,000                   $22.1250
    02/17/99                  600                   $22.1850
    02/17/99                1,500                   $22.2163
    02/18/99               50,400                   $21.8438
    02/24/99                1,100                   $21.7500
    02/24/99                1,500                   $21.8125

    Trade Day           #  of Shares        Purchase Price per Share
    ---------           ------------        ------------------------
    02/25/99                6,800                   $21.3750
    02/25/99                5,000                   $21.5000
    02/25/99               10,000                   $21.5000
    02/26/99               86,800                   $21.5000
    03/01/99                2,500                   $21.1875
    03/03/99               10,000                   $21.2500
    03/03/99                1,200                   $21.1250
    03/04/99               10,400                   $21.0625
    03/04/99                3,200                   $21.0000
    03/04/99                2,000                   $21.1250
    03/05/99                5,200                   $20.3750
    03/09/99                  500                   $19.8750
    03/10/99               16,600                   $19.8750
    03/11/99                2,000                   $19.6250
    03/11/99                3,700                   $19.8750
    03/12/99                3,000                   $19.5000
    03/12/99                1,000                   $19.5625
    03/12/99                1,700                   $19.6250
    03/15/99                3,000                   $18.7500
    03/15/99                2,000                   $19.0000
    03/15/99                5,000                   $19.2500
    03/16/99                5,700                   $18.0000
    03/17/99                  500                   $18.5000
    03/17/99               10,400                   $18.6250
    03/18/99                  400                   $18.7188
    03/18/99               15,000                   $18.7500
    03/22/99                1,500                   $19.7500
    03/22/99                1,800                   $19.8125
    03/22/99                1,400                   $19.9375
    03/23/99                5,800                   $19.6250
    03/23/99                2,000                   $19.6875
    03/23/99                  500                   $19.7500
    03/24/99                2,000                   $19.3125
    03/24/99                  500                   $19.4688
    03/25/99                  300                   $19.2500
    03/25/99                  200                   $19.3438
    03/25/99                  100                   $19.4375
    03/31/99                7,500                   $14.1250
    03/31/99                7,500                   $14.3125
    03/31/99               78,200                   $14.6875
    03/31/99               65,000                   $14.7596
    04/01/99                1,100                   $14.8750
    04/06/99               15,000                   $15.0625
    04/07/99                5,000                   $15.2500
    04/07/99                1,000                   $15.1875
    04/07/99               83,400                   $15.1875
    04/08/99                  900                   $15.0625
    04/08/99               12,000                   $15.3125
    04/09/99               10,000                   $15.3750

    Trade Day           #  of Shares        Purchase Price per Share
    ---------           ------------        ------------------------
    04/09/99                 1,000                  $15.3125
    04/09/99                15,500                  $15.5625
    04/09/99                47,600                  $15.4640
    04/20/99                15,200                  $17.5000
    04/21/99                 4,000                  $17.5000
    04/21/99                 1,700                  $17.5625
    04/21/99                 1,000                  $17.6250
    04/22/99                 1,000                  $17.5000
    04/22/99                 3,300                  $17.5625
    04/23/99                23,700                  $17.6250
    04/26/99                 3,000                  $17.5000
    04/26/99                 5,000                  $17.5625
    04/27/99                 2,000                  $17.5625
    04/27/99                 3,000                  $17.6875
    04/30/99                25,000                  $17.7500
    04/30/99                25,000                  $18.0000
    05/03/99                24,600                  $17.5625
    05/04/99                13,800                  $17.0000
    05/05/99                 9,600                  $17.0625
                         ---------
    Total                1,400,000
                         =========

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                                The Depositary:

                      IBJ WHITEHALL BANK & TRUST COMPANY

       By First Class or Express Mail:                 By Hand or Overnight Delivery:

     IBJ Whitehall Bank & Trust Company              IBJ Whitehall Bank & Trust Company
                 P.O. Box 84                                  One State Street
            Bowling Green Station                            New York, NY 10004
           New York, NY 10274-0084                  Attn.: Securities Processing Window,
      Attn.: Reorganization Operations                      Subcellar One (SC-1)

                               Telephone Number:

                                (212) 858-2103

                            Facsimile Transmission:

                                (212) 858-2611

                             To Confirm Receipt of
                             Notice of Guaranteed
                                 Delivery and
                           Facsimile Transmissions:

                                (212) 858-2103

  Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer. To confirm delivery of your Shares, you are directed to contact the Depositary.

                            The Information Agent:

                              MORROW & CO., INC.

                                445 Park Avenue
                                   5th Floor
                              New York, NY 10022
                         Call Collect: (212) 754-8000
                           Toll Free: (800) 566-9061

           Bankers and Brokerage Firms, Please Call: (800) 662-5200
                   Shareholders, Please Call: (800) 566-9061